UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 10, 2012

Rotech Healthcare Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Technology Drive, Suite 300
Orlando, Florida 32804
(Address of principal executive offices Zip Code)

Registrant’s telephone number, including area code (407) 822-4600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, Rotech Healthcare Inc. (the “Company”) announced that Steven P. Alsene will assume the new role of President and Chief Executive Officer of the Company and will no longer serve as Chief Operating Officer of the Company, effective January 1, 2013. Mr. Alsene was also appointed to the Board of Directors, effective January 1, 2013.

Mr. Alsene, age 43, joined the Company in June 2003 as the Vice President of Internal Audit and also served as Vice President of Finance before becoming Chief Financial Officer and Treasurer in September 2006. Most recently, Mr. Alsene became Chief Operating Officer of the Company on January 1, 2012. From June 1999 to June 2003, Mr. Alsene was the Head of Corporate Audit Services of Harcourt Education, a division of Reed Elsevier PLC. From 1992 to 1999, Mr. Alsene served in various audit department capacities including audit manager with PricewaterhouseCoopers LLP. Mr. Alsene is a certified public accountant in the State of Florida. He received his Bachelor of Science in Accounting from Florida State University and holds a Masters in Accounting from Florida State University. As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2012, Philip L. Carter notified the Company in June 2012 of his intention to retire as President and Chief Executive Officer on December 31, 2012.

In connection with Mr. Alsene's appointment to President and Chief Executive Officer and director of the Company, the Company entered into an Employment Agreement with Mr. Alsene, effective as of January 1, 2013 (the “Agreement”). The Agreement will supersede the letter agreement regarding the amended and restated agreement with respect to rights upon termination of employment between Mr. Alsene and the Company, dated January 1, 2012 (the “Existing Agreement”), and provides for:

•	an annual base salary of $600,000;

•	an annual target performance bonus equal to 100% of his base salary;

•
an option, granted on the effective date of the Agreement, to purchase 400,000 shares of the Company's common stock, subject to the terms and conditions of the Company's Equity Award Plan and standard stock option agreement; and

•
in the event that a change of control of the company occurs on or before December 31, 2015 and Mr. Alsene is employed by the Company at the change of control date, a lump-sum cash payment of $1,800,000 concurrent with the closing of the change of control, which payment provision is similar to Mr. Alsene's rights under the Existing Agreement.

If Mr. Alsene's employment is terminated by the Company without cause or by Mr. Alsene for good reason, subject to his executing and delivering to the Company a general release of claims, he will receive:

•
a lump-sum cash payment in an amount equal to 150% (if the termination occurs on or prior to December 31, 2014) or 200% (if the termination occurs after December 31, 2014) of the sum of his then-current base salary and target bonus;

•	to the extent unpaid as of the date of termination, any annual bonus earned by Mr. Alsene for the Company's fiscal year prior to the fiscal year in which the date of termination occurs;

•	payment of the monthly premiums for Mr. Alsene's COBRA continuation coverage under the Company's health plans for a period of up to 18 months following the date of termination; and

•
if the termination occurs on or within 12 months following a change of control that occurs after December 31, 2015, a lump-sum cash payment in an amount equal to 200% of the sum of his then-current base salary and target bonus, which payment provision supersedes Mr. Alsene's right to a change of control bonus under the Existing Agreement.

In addition, the Agreement provides that Mr. Alsene must (i) while employed and thereafter, keep confidential all of the Company's non-public information, matters and materials and (ii) while employed and for a period of 18 months following the termination of his employment, not directly or indirectly compete with the Company or solicit its employees or customers.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

A copy of the Company's press release, dated December 10, 2012, announcing Mr. Alsene's new role is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated December 10, 2012, between Rotech Healthcare Inc. and Steven P. Alsene.
99.1	Rotech Healthcare Inc. Press Release, dated December 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2012	ROTECH HEALTHCARE INC.

By: /s/ Philip L. Carter
Philip L. Carter
President & Chief Executive Officer

Exhibit No.	Description
10.1	Employment Agreement, dated December 10, 2012, between Rotech Healthcare Inc. and Steven P. Alsene.
99.1	Rotech Healthcare Inc. Press Release, dated December 10, 2012.